Exhibit 99.6

Merrill Lynch, Pierce, Fenner & Smith Incorporated

June 30, 2011

Board of Directors

Duke Energy Corporation

526 South Church Street

Charlotte, NC 28202

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated January 8, 2011, to the Board of Directors of Duke Energy Corporation (“Duke Energy”) as Annex C to, and to the reference thereto under the headings “Summary—Opinions of Financial Advisors—Opinions of Financial Advisors to Duke Energy—Opinion of BofA Merrill Lynch,” “The Merger—Background of the Merger,” “The Merger—Duke Energy’s Reasons for the Merger and Recommendation of Duke Energy’s Board of Directors” and “The Merger—Opinions of Financial Advisors to Duke Energy—Opinion of BofA Merrill Lynch” in, the joint proxy statement/prospectus relating to the proposed merger involving Duke Energy and Progress Energy, Inc. (“Progress Energy”), which joint proxy statement/prospectus forms a part of Amendment No. 4 to Duke Energy’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED

/s/ Merrill Lynch, Pierce, Fenner & Smith

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

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